Exhibit 10.45

12.22.10

WARNER/CHAPPELL MUSIC, INC.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

December 29, 2010

Cameron Strang

c/o Proskauer Rose LLP

1585 Broadway

New York, NY 10036-8299

Attn: Ira G. Bogner, Esq.

Dear Cameron:

This letter, when signed by you and countersigned by us (“Company”), shall constitute our agreement (the “Agreement”) with respect to your employment with Company. For purposes of this Agreement, an “affiliate” with respect to the Company shall mean another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

1.	Position: (a) Effective January 1, 2011 your position shall be Chief Executive Officer of Warner/Chappell Music, Inc. and (b) you are hereby appointed Chairman of Warner/Chappell Music, Inc. as of such date as Warner Music Group may designate, which effective date shall be no later than July 1, 2011.

2.	Term: The term of this Agreement (the “Term”) shall commence on January 1, 2011 and end on December 31, 2014. On or before January 4, 2011 or shortly thereafter, Company shall make a public announcement of your new position as Chief Executive Officer of Warner/Chappell Music, Inc. and your appointment as Chairman of Warner/Chappell Music, Inc. to be effective no later than July 1, 2011. Company shall make a draft of the announcement available to you for your review at a reasonable period of time prior to its scheduled release.

3.	Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the rate of $850,000 per annum.

(b) Annual Discretionary Bonus: With respect to each fiscal year of the Term commencing with the fiscal year that begins October 1, 2010 and ends September 30, 2011 (i.e., the 2011 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year). Your Target bonus with respect to the 2011 fiscal year of the Term shall be $637,500 (which reflects a target of $850,000 prorated by the portion of 2011 fiscal year during which you are employed by Company) and with respect to each fiscal year of the Term thereafter your Target bonus shall be $850,000 (or a pro rata portion of such amount for a portion of a year), and the amount of each annual bonus awarded to you shall be determined by Company based on factors including the strength of your performance and the performance of Company and Warner Music Group; provided, that, the amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall remain in the sole discretion of Company. You shall have the opportunity at the start of each fiscal year to provide meaningful input to Company with respect to the formulation of pre-established performance goals for such annual bonus; provided that the final determination of such performance goals shall remain in the sole discretion of Company. Such annual bonus shall be paid to you no later than such time when bonuses are paid generally to U.S. senior executives of Warner Music Group with respect to such fiscal year.

(c) Stock Options: Company shall at the earliest practicable date following the execution in full of this Agreement and in accordance with the equity granting policies of the Company (currently anticipated to be on or about January 15, 2011; provided that this Agreement is executed in full on or before January 12, 2011) grant to you 400,000 options to purchase shares of common stock of Warner Music Group Corp.; subject to the terms of the applicable stock option plan and agreement.

(d) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.

4.

Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that you shall not be precluded from personally, and for your own account, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or Warner Music Inc. or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market. In addition, to the extent such activities do not conflict with or materially interfere with the performance of your duties hereunder, you shall not be precluded from:

(a) participating in charitable, civic, educational, professional, community or industry affairs;

(b) serving on the boards of directors of non-profit organizations;

(c) serving on the boards of directors of for-profit companies; provided that you receive the prior written approval of the person to whom you report hereunder; and

(d) managing your passive investment in New West Records, LLC (collectively with its affiliates, “New West”), provided, that (i) you are permitted to remain a member of New West and, to the extent such rights and duties do not conflict with your duties to Company hereunder, exercise all rights of a member and fulfill all fiduciary and other duties of a member; (ii) you are permitted to consult periodically with other investors of New West on governance or administrative matters relating to their/your investment in New West; and (iii) you are permitted from time to time to provide information to the officers of New West regarding matters related to artists that were under contract or in negotiations with New West as of January 1, 2011. As of January 1, 2011 and while employed by Company, you will not encourage or facilitate any new business opportunities or new relationships between New West and any recording artist or songwriter. For purposes of clarification, except as specifically set forth in clauses (i), (ii) and (iii) above, you shall not directly or indirectly advise or participate in the management or business operations of New West without Warner Music Group’s prior written consent; provided, that notwithstanding anything in this Agreement, for a period of 30 days following January 1, 2011, you may work with New West management to smoothly transfer your duties and authority to them. It is agreed that New West is not a party to this Agreement and shall not in any manner be restricted by or liable for any breach of this Agreement.

5.

Reporting and Duties: You shall at all times work under the direct supervision and direction of the Chairman and Chief Executive Officer of Warner Music Group Corp. (currently, Edgar Bronfman, Jr.) or, in the absence of an officer of Warner Music Group Corp. having such title, to the senior-most executive officer of Warner Music Group Corp. In the event of an assignment of the Agreement in accordance with Paragraph 17(e), you shall report directly to the senior-most executive of Warner Music Group Corp.’s successor-in-interest. From the date your appointment as Chairman of Company becomes effective (no later than July 1, 2011) and during the remainder of the Term, you shall be the most senior executive of Company. All other employees of Company (including employees in Company’s foreign countries) shall report exclusively, either directly to you, or in an ascending chain of authority ending with you; provided, that, employees of Company may have reporting lines on a “dotted-line” basis to senior executives of Warner Music Group Corp; provided however, that during the period prior to the date your appointment as Chairman of Company becomes effective (no later than July 1, 2011) certain employees may report to the Chairman of Company to the extent contracts between them and Company require that they report directly to the Chairman. You shall have authority over the hiring and dismissal of all of Company’s employees, subject to the authority of the officer to whom you report and the legal and human resources policies of Company. Your duties, authorities and responsibilities shall include (a) the overall management and operation of Company’s worldwide business, including, without limitation, authority over the general business affairs of the Company, A&R decisions, entering into or terminating material agreements (including, but not limited to, artist contracts and acquisitions or dispositions of music catalogues) and (b) such other duties, authorities and responsibilities as may be designated by the officer to whom you report from time to time that are not inconsistent with your position; provided that your authority with respect to the areas set forth in clauses (a) and (b) above shall be subject only to the authority of the officer to whom you report and the policies of Company that are applicable to employees generally.

6.	Place of Employment: You shall render services at the offices designated by Company in the greater Los Angeles metropolitan area. In addition, Company shall make available to you office space and support staff, as needed, at Warner Music Inc.’s principal offices in the New York metropolitan area commensurate with your position. Office space and support staff in other jurisdictions will be made available to you as needed. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.	Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

8.	Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term.

9.	Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of six (6) consecutive months or more or for shorter periods aggregating six months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment under this Agreement, except if such termination would be prohibited by law. Upon termination of your employment under this Agreement pursuant to the foregoing, you shall continue to remain employed by Company as an at-will employee. In the event your at-will employment with Company terminates due to disability (as defined herein), Company shall pay to you the Basic Termination Payments (as defined below) to the date of such termination, plus any awarded but unpaid bonus earned with respect to any fiscal year ending on or preceding the date of such termination. In the event of your death, your employment under this Agreement shall automatically terminate except that Company shall pay to your estate the Basic Termination Payments (as defined below) through the last day of the month of your death, plus any awarded but unpaid bonus earned with respect to any fiscal year ending on or preceding the date of such termination. In addition, in the event your employment terminates due to your death or disability, Company shall consider granting, in good faith, to you (or your estate) a pro-rata discretionary annual bonus with respect to the fiscal year in which your employment is terminated (adjusted to take into account the portion of such fiscal year in which you rendered services), the amount of which (if any) shall be determined by Company at its sole discretion, which shall be paid to you (or your estate) when bonuses are paid to employees of Company generally.

10.	Termination by Company for Cause; Termination by You for Good Reason:

(a) Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment for “Cause” (as defined below), such Cause to be specified in the notice of termination. The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable at the time of such act or omission, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery or the sale or possession of illicit substances or a felony; (iii) material breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (iii) or (iv) above shall be susceptible of cure, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such cause for termination within fifteen (15) business days after the date of such notice, termination shall be effective upon the expiration of such fifteen-day period, and if you cure such cause within such fifteen-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof. In the event of a termination of your employment for Cause, Company shall pay to you the Basic Termination Payments.

(b) Termination by You for Good Reason: (i) For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) any reduction in your title shall have been put into effect; (B) a material reduction in your reporting or your duties, authorities or responsibilities as provided in Paragraph 5 hereof shall have been put into effect; (C) any monies required to be paid to you hereunder shall not be paid when due or Company fails to grant the stock options in accordance with Paragraph 3(c); (D) Company requires you to relocate your primary residence outside the greater Los Angeles metropolitan area in order to perform your duties to Company hereunder; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e) below.

(ii) You may exercise your right to terminate the Term of this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified cause within such thirty-day period, you shall not be entitled to terminate the term of this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

11.	Consequences of Breach by Company or Non-renewal:

(a) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below), Company shall pay to you the “Special Termination Payments” (as defined below), and in the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, Company shall pay to you the “Non-renewal Payments” (as defined below) provided, Company will cease making Termination Payments (as defined below) if you do not deliver the signed Release within the time period set forth in the Release. Special Termination Payments and Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.”

(b) The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus all other payments, benefits or fringe benefits, if any, to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (d) or (f), below, as applicable (the “Termination Date”).

(c) A “Release” shall mean a release agreement in the form attached hereto as Exhibit A.

(d) A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraphs 9 or 10(a) hereof, or (ii) you terminate this Agreement pursuant to Paragraph 10(b) hereof.

(e) “Special Termination Payments” shall mean (i) the Basic Termination

Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of $1,700,000. In addition, Company shall (X) pay to you any awarded but unpaid bonus earned with respect to any fiscal year ending on or preceding the Termination Date and (Y) consider granting to you a pro-rata discretionary annual bonus with respect to the partial fiscal year in which your employment is terminated (adjusted to take into account the portion of such fiscal year in which you rendered services), the amount of which (if any) shall be determined by Company at its sole discretion, which shall be paid to you when bonuses are paid to employees of Company generally.

(f) A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates; or (ii) Company offers you continued employment with Company or one of its affiliates at a salary or target bonus lower than your salary or target bonus as in effect on the last day of the Term, or containing severance provisions less favorable to you than the severance provisions set out in this paragraph 11, and you elect to decline such offer and terminate your employment with Company.

(g) The “Non-renewal Payments” shall mean (i) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company, plus; (ii) the Basic Termination Payments. Company shall (A) pay to you any awarded but unpaid bonus earned with respect to any fiscal year ending on or preceding the Termination Date and (B) consider granting, in good faith, to you a pro-rata discretionary annual bonus with respect to the fiscal year in which your employment is terminated (adjusted to take into account the portion of such fiscal year in which you rendered services), the amount of which (if any) shall be determined by Company at its sole discretion, which shall be paid to you when bonuses are paid to employees of Company generally.

(h) Any Termination Payments payable to you under Paragraph 11(e) or (g) above shall be made by Company in accordance with its regular payroll practices by payment of your salary at the same rate as was in effect as of the Termination Date for the applicable period as is necessary to cause the full amount due under such clause to be paid (the “Payment Period”); provided that if the total Termination Payments payable to you exceed an amount equal to fifty-two weeks of your salary, then the Termination Payments payable to you shall be made in equal periodic payments to you (at such times as Company makes payroll payments to its employees generally) during the fifty-two week period immediately following the date on which your employment terminates. In addition, such Termination Payments shall commence on the next possible pay cycle following the Termination Date; provided that Company shall cease making such payments if the Release is not executed in full within the time period set forth in the Release. Until the earlier of (i) the last date of the Payment Period or (ii) the date on which you become eligible for another medical insurance plan, Company shall continue to provide you and your eligible family members with coverage under Company’s medical plans in accordance with the terms of such plans, and you shall be entitled to no other benefits during such period.

(i) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 11 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

12.

Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 12 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company’s written consent. The foregoing shall not apply to information that (i) was widely known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; (iii) you are required to disclose by applicable law, regulation or legal process or (iv) is disclosed to enforce the terms of this Agreement or any other agreement between you and Company or its affiliates. You shall deliver promptly to Company upon termination of your employment, or at any time Company may reasonably request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of

Company which you may then possess or have under your control; provided, that you may retain a copy of your rolodex and similar address books so long as such items only contain contact information.

13.	Non-Solicitation: While you are employed by Company and for a period of one year after your employment with Company ends for any reason, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) induce (or attempt to induce) a breach or disruption of the contractual relationship between the Company (including any affiliate of Company or a label distributed by Company or an affiliate of Company) and any recording artist (including a duo or a group), publisher or songwriter (including a recording artist or songwriter who has contracted through a furnishing entity) (“Company Artist”); (b) use Company’s trade secrets or confidential information to solicit, induce or encourage any Company Artist to end its relationship with the Company; or (c) solicit, induce or encourage any employees of the Company or of Company’s affiliates in the United States to leave their employment. Notwithstanding the foregoing, the provisions of this Paragraph 13 shall not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities, (ii) you serving as a reference, upon request, for any employee of the Company or any of its affiliates, or (iii) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Company-related person or entity for soliciting or hiring.

14.	Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may reasonably require from time to time to evidence Company’s ownership of the results and proceeds of your services.

15.

Indemnity: Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided that (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (b)

you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

16.	Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Cameron Strang To your most recent home address as provided in Company’s records.	Warner/Chappell Music, Inc. 10585 Santa Monica Boulevard Los Angeles, CA 90025 Attn: Vice President, Global Human Resources

With a copy to:	With a copy to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Attn: Ira G. Bogner, Esq.	Warner Music Inc. 75 Rockefeller Plaza New York, New York 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

17.	Miscellaneous:

(a) You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that your execution and performance of this Agreement is not a violation or breach of any other agreement and (iii) you have not disclosed to the Company or any officer or other affiliate of the Company any proprietary information or trade secrets of any former employer. You further covenant that you shall not enter into any other agreements (including an extension or amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.

(b) You acknowledge that while you are employed hereunder you will comply with Company’s conflict of interest policy and other corporate policies communicated to you in writing or made available to you on Company’s website, including, but not limited to, the requirements of Company’s compliance and ethics program, as in effect from time to time, of which you are made aware. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c) You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 12 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.

(d) This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

If, notwithstanding the provisions of the foregoing paragraph, any provision of this Agreement or the application hereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company or Warner Music Inc.; provided that any such successor shall expressly assume this Agreement, including, without limitation, Paragraph 11 of this Agreement.

(f) Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. Upon the expiration of the Term of this Agreement, the continuation of your employment (if applicable) shall be deemed “at-will.” Accordingly, upon the expiration of the Term, your employment with Company shall not be subject to a defined term, but rather, you may terminate your employment with Company at any time and for any reason and Company may terminate your employment at any time and for any reason, and accordingly, in the event of such termination by either party after the expiration this Agreement, only the provisions of the Agreement which specify that they survive the expiration of the Term shall survive, and all other provisions of the Agreement, including the provisions relating to Special Termination Payments, shall not apply. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g) This Agreement shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State.

18.

Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph 18 shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “nonqualified deferred compensation” under Section 409 A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

Very truly yours,

WARNER/CHAPPELL MUSIC, INC.

By:	/s/ Paul M. Robinson

Accepted and Agreed:

/s/ Cameron Strang
Cameron Strang

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between             (“you”) and                 (the “Company”). You and the Company agree as follows:

1. Separation Date. Your employment with the Company will end on                 (the “Separation Date”). As of the Separation Date, you will have no further authority or responsibilities as an employee of the Company. Also as of the Separation Date: (i) your employment under the Employment Agreement between you and the Company dated                 (the “Employment Agreement”), will terminate, with no liability to either you or the Company, except as specifically set out in this Agreement [and (ii) you shall also resign as an officer of the Company and its subsidiaries and affiliates (if applicable) by further agreeing to execute promptly at the request by the Company any additional documents necessary to effectuate such resignations (if applicable).]

2. Separation Benefits. The following separation benefits are in exchange for the promises you are making in this Agreement, and specifically the release in Paragraph 6(a), provided that this Agreement is executed in full no later than 21 calendar days and not revoked pursuant to Paragraph 14(b) below following the date you receive this Agreement:

(a) The Company will pay you severance in the form of salary continuation, consistent with regular payroll practices. The severance will equal a total of [WEEKS OF SEVERANCE] weeks, continuing from [DAY AFTER SEPARATION DATE] to [SEVERANCE END DATE] (the “Payment Period”), at a rate of $[SALARY RATE] per year (less required withholdings), for a total gross payment of $[TOTAL SEVERANCE]. Such payments shall commence on the next possible pay cycle following the Separation Date; provided that Company shall cease making such payments if this Agreement is not executed in full within 21 calendar days following the date you received this Agreement or if you revoke this Agreement during the revocation period described herein. You are not required to seek other employment to receive these payments, and the Company will not reduce your severance if you obtain other earnings. However, if you become re-employed with any Warner Music Inc. company before the end of the Payment Period, your severance pay will stop as of the date you begin that employment.

(b) The Company will continue to provide you and your dependent family members with coverage under the Company’s medical, dental and vision plans (to the extent those dependents are currently eligible for such coverage under the terms of the applicable programs) until the earlier of (i) the last day of the month in which the Payment Periods ends or (ii) the date you become eligible for another medical insurance plan.

(c) During the Payment Period, you will continue to participate in the Company’s basic life insurance plan as if you were a full-time employee of the Company, subject to the terms and conditions of the plan.

3. Vacation Pay. The Company will pay you any accrued and unused vacation time through the Separation Date.

4. No other Payments or Benefits: You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.

5. COBRA Benefits. Under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended, you may have the right, at your expense, to elect to continue your and/or your dependents’ current medical health insurance coverage including dental and vision insurance coverage under the group insurance plan maintained by the Company. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

6. Mutual Waiver and Release.

(a) Waiver and Release by You. You agree that you are not otherwise entitled to receive the separation benefits described in Paragraph 2, and that these benefits are sufficient consideration for the following Waiver and Release.

(i) In exchange for the payments and other benefits you are receiving under this Agreement, you agree to waive, release and forever discharge the Company, its successors, parents, subsidiaries and affiliates, and their respective directors, officers, agents, representatives and employees (the “Company Group”) from all claims of any kind, except as provided below. You release the Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims (A) that cannot be waived or released under the law; (B) for rights under your equity awards as provided in the applicable equity plan or award agreement, (C) for any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any affiliate, or any agreement between you and the Company or any affiliate, or (D) for any rights as an insured under any director’s and officer’s liability insurance policy. Your release includes all claims relating to the Employment Agreement, your employment with the Company, your benefits through the Company, or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you include, but are not limited to, any alleged violation of the following laws and other sources of legal rights, as amended:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	the Immigration Reform and Control Act of 1986;

•	the Americans with Disabilities Act of 1990;

•	the Age Discrimination in Employment Act of 1967;

•	the Worker Adjustment and Retraining Notification Act;

•	the Occupational Safety and Health Act;

•	the Rehabilitation Act of 1973;

•	the Fair Credit Reporting Act;

•	the Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	the Family and Medical Leave Act;

•	the Equal Pay Act;

•	the California Family Rights Act- Cal. Gov’t Code §12945.2 et seq.;

•	the California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;

•	the California Unruh Civil Rights Act – Civ. Code § 51 et seq.;

•	the California Sexual Orientation Bias Law – Cal. Lab. Code § 1101 et seq.;

•	the Statutory provisions Regarding the Confidentiality of AIDS Information– Cal. Health & Safety Code §120775 et seq.;

•	the California Confidentiality of Medical Information – Cal. Civ. Code § 56 et seq.;

•	the California Smokers’ Rights Law – Cal. Lab. Code § 96;

•	the Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code § 132a (1) to (4);

•	the California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;

•	the California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq.;

•	the California Wage Payment Act, as amended;

•	the California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq.;

•	the California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c);

•	the California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394 et seq.;

•	the Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233;

•	the Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435 et seq.;

•	the California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;

•	the California Consumer Reports: Discrimination Law – Cal. Civ. Code § 1786.10 et seq.;

•	the California Political Activities of Employees Act – Cal. Lab. Code § 1101 et seq.;

•	the California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code § 230.1;

•	the California Voting Leave Law – Cal. Elec. Code § 14350 et seq.;

•	the California Court Leave Law – Cal. Lab. Code § 230;

•	the other provisions of the California Labor Code that lawfully may be released;

•	the Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq., as amended;

•	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract, tort law or common law;

•	or any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.

(ii) Nothing in this Waiver and Release prevents you from filing a charge with an administrative agency or cooperating with the investigation of such a charge. However, you waive your right to any personal relief for claims that you have released, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

(b) Waiver and Release by the Company. The Company waives, releases, and forever discharges you from all claims the Company may have against you as of the date it signs this Agreement under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with the Company.

7. No Admission. You and the Company each acknowledge that nothing in this Agreement is an admission of liability or wrongdoing by either you or the Company.

8. Confidentiality and Non-Disclosure. You shall keep secret all confidential matters of the Company and its affiliates (for purposes of this paragraph 8 only, “Company”), including, without limitation, the terms of any agreements including this Agreement between Company or any of its affiliates and any third party, and shall not disclose them to anyone outside of the Company except with the Company’s written consent. The foregoing shall not apply to information that (i) was widely known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; (iii) you are required to disclose by applicable law, regulation or legal process or (iv) is disclosed to enforce the terms of this Agreement or any other agreement between you and the Company or its affiliates. You shall not during the one-year period following the date hereof, without the prior written approval of the Executive Vice-President and Chief Communications Officer for Warner Music Group, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

9. Reasonable Assistance. To the extent allowed by law and upon the receipt of reasonable notice from the Company (including outside counsel), you agree to provide reasonable assistance to the Company in the prosecution, defense or pursuit of any matter in which you were involved during your employment. The Company will take into good-faith reasonable consideration your personal and business affairs that may conflict with such reasonable assistance. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company, unless your participation is protected or required under the law. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating, telephonic or other expenses incurred by you in complying with this paragraph 9.

10. Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority. However, you agree to notify the General Counsel of Warner Music Group within 24 hours of receiving a subpoena or court order to publish or disclose any trade secrets or Confidential Information.

11. Return of Property. You agree to promptly return to the Company all property of the Company in your possession, including, but not limited to: keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by the Company; provided, that you may retain a copy of your rolodex and similar address books so long as such items only contain contact information.

12. Corporate Card Pay-Off Requirement. You acknowledge that any outstanding balances on corporate credit cards provided to you by the Company have been paid in full, or will be fully paid prior to the due date specified by the credit card provider. Company reserves the right to cease payment of separation benefits under this Agreement if Employee’s corporate credit card balance is not paid off in full within 7 days of the due date.

13. Non-Solicitation. For a period of one year after the Separation Date, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) induce (or attempt to induce) a breach or disruption of the contractual relationship between the Company (including any affiliate of Company or a label distributed by Company or an affiliate of Company) and any recording artist (including a duo or a group), publisher or songwriter (including a recording artist or songwriter who has contracted through a furnishing entity) (“Company Artist”); (b) use Company’s trade secrets or confidential information to solicit, induce or encourage any Company Artist to end its relationship with the Company; or (c) solicit, induce or encourage any employees of the Company or of Company’s affiliates in the United States to leave their employment. Notwithstanding the foregoing, the provisions of this Paragraph 13 shall not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities, (ii) you serving as a reference, upon request, for any employee of the Company or any of its affiliates, or (iii) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Company-related person or entity for soliciting or hiring.

14. Representations and Effective Date.

(a) Consideration Period. You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it, and that you have been given the time necessary to seek such advice and counsel. You have had at least 21 days to consider this Agreement. You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period. You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b) Revocation Period. You understand you may revoke this Agreement within seven days of its execution, by notifying the Company in writing of your desire to revoke the Agreement. If you revoke this Agreement, the Agreement will have no legal effect. The provisions of this Agreement including any payments due to you are not binding on the Company until eight days after the execution of this Agreement by you. This Agreement will become binding and enforceable on the eighth day after it is signed by you.

15. It is the Company’s and your intention that this Agreement be effective as a full and final accord and satisfaction and release of each and every matter referred to by its terms. You and the Company acknowledge that you are each familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

You and the Company waive and relinquish any right and benefit which you and the Company have or may have under Section 1542 to the full extent that may lawfully be waived.

16. Complete Agreement. This Agreement reflects the final and complete Agreement between you and the Company with respect to the subjects addressed by it. This Agreement supersedes any and all prior agreements between you and the Company, including the Employment Agreement. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of the Company and you.

17. Severability. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable.

18. Choice of Law. This Agreement will be governed by and construed according to the laws of the State of California, without regard to any choice of law provisions.

19. 409A Statement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). It will be interpreted in a manner intended to comply with Section 409A. References in this Agreement to a termination of your employment refer to the date you experience a “separation from service” within the meaning of Section 409A.

(a) This subsection applies only if you are a “specified employee” under Section 409A at the time of your separation from service with the Company. If you are, and if deferring the start of payments or benefits otherwise payable to you as a result of that separation is necessary to prevent an accelerated or additional tax under Section 409A, then the Company will defer starting to pay such to you until the date that is (i) six months following your separation from service or (ii) the earliest date permitted under Section 409A. At that point, all payments deferred pursuant to this subsection will be paid to you in a lump-sum and without any reduction in the payments or benefits ultimately given to you. This provision supersedes any terms in this Agreement to the contrary.

(b) Also, if any other payments of money or other benefits due to you under this Agreement could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits will be deferred if deferral will make them compliant with Section 409A. Otherwise, such payment or other benefits will be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax. This provision supersedes any terms in this Agreement to the contrary.

(c) To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “nonqualified deferred compensation” under Section 409A, they will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

Date:
[EMPLOYEE NAME]

[COMPANY NAME]

Date:	By:

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